Exhibit 99.1

Cincinnati Bell Announces Completion of Reverse Stock Split

Cincinnati, Ohio (October 5, 2016) - Cincinnati Bell Inc. (NYSE: CBB) today announced the completion of its previously announced 1-for-5 reverse stock split of its outstanding and treasury common shares effective as of 11:59 p.m. Eastern Time, on October 4, 2016. As of the open of the market on October 5, 2016, the Company’s common shares will begin trading on a split-adjusted basis on the New York Stock Exchange under the unchanged symbol “CBB”.

No fractional shares were issued in connection with the reverse stock split. Instead, the Company will pay each registered shareholder, in cash, the value of any fractional share interest in the Company’s common shares arising from the reverse stock split. Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 17, 2016.

Shareholders with certificated shares will soon receive a transmittal letter from the Company’s transfer agent which will contain instructions on how to surrender certificates representing pre-split common shares. Shareholders should not send in their old stock certificates until they receive the transmittal letter from the transfer agent. Shareholders with book-entry shares or who hold their shares in “street name” through a bank, broker, or other nominee will not need to take any action.

In addition, also effective as of 11:59 pm Eastern Time, on October 4, 2016, the conversion rate of the Company’s 6 ¾% Preferred Shares into common shares automatically changed from 28.838 common shares per 6 ¾% Preferred Share to 5.7676 common shares per 6 ¾% Preferred Share.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed Internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com.

CONTACT:

Cincinnati Bell Inc.
Investor contact:
Josh Duckworth, +1 513-397-2292
Joshua.Duckworth@cinbell.com

Media contact:
Jane Weiler, +1 513-397-9941
Jane.Weiler@cinbell.com